Second Quarter 2016 Earnings Release Conference Call
August 2, 2016

Thomas Gelston - Terex Corporation – Vice President, Investor Relations
Good morning everyone, and thank you for joining us for today’s second quarter 2016 financial results conference call. Participating on today’s call are John Garrison, President and Chief Executive Officer and Kevin Bradley, Senior Vice President and Chief Financial Officer.

Following the prepared remarks, we will conduct a question and answer session. Last evening we released our second quarter 2016 financial results, a copy of which is available on our website at Terex.com. Today's call is being webcast and is accompanied by a slide presentation, which includes a reconciliation of GAAP to non-GAAP financial measures that we will use during this call, and is also available on our website. All per share amounts in the presentation are on a fully-diluted basis. We will post a replay of this call on the Terex website under Audio Archives in the Investor Relations section. Let me direct your attention to slide 2, which is our forward-looking statement and explanation of non-GAAP financial measures. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material. With that, please turn to slide 3 and I will turn it over to you, John.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Thank you, Tom and good morning everyone. We appreciate you joining us today. I will begin by providing an update to our strategy and our recent M&A activities. Kevin will review our financial results for the second quarter and I will follow with segment updates, before we open up the line to your questions.

“Proud past, better future” – I introduced this theme at our leadership conference earlier this year. Let’s talk about how that better future is realized. We have started the journey to transform Terex into a more focused and simpler company. Our new strategy consists of three elements. The first is focus – we are transitioning to a tighter portfolio of businesses that are focused on the aerial work platforms industry, the mobile lifting industry through our cranes and utilities businesses, and the mobile materials processing industry. We are in the capital goods business. Our customers invest their capital in our equipment and they must generate a return on that investment. We will focus on providing customer lifecycle solutions that maximize their return on investment. All of these businesses have scale in their industries and either have or can achieve a sustained market leading position which will enable us to deliver returns greater than our cost of capital through the cycle. The second element is to simplify. This starts with a straight-forward organizational structure and operating model that supports our intense customer focus while dramatically reducing administrative effort and cost. Simplifying the Company also means gaining more leverage across our businesses through shared activities and facilities. Finally, “Execute to Win” – we are implementing a Company-wide business system focused on driving accountability and execution to ensure we meet our commitments to our customers, shareholders and team members. We will develop a winning culture centered on execution excellence.

Turning to slide 4, we took significant action in the quarter to focus our portfolio. Our announced sale of Material Handling and Port Solutions (MHPS) is a major step. MHPS is a good business and, combined with Konecranes, has the potential to be a great business. We took another step forward with the announced sale of our German compact construction business. We decided to sell the business because, as part of the Terex portfolio, this business was not able to achieve the scale and market position necessary to out earn our cost of capital through the cycle.

Turning to slide 5, Terex has grown through many acquisitions over the past 20 years. This acquisitive growth has created complexity in the Company. We must attack this complexity to reduce our cost structure. We must radically simplify our legal entity structure, our reporting structure, our management structures and our physical footprint. Again, we are taking action. We streamlined our management and reporting structure, from five segments to three segments: Aerial Work Platforms (AWP), Cranes and Materials Processing (MP).

We are taking action on our general and administrative cost structure. We are executing the plans we announced on our last earnings call that will remove approximately $60 million of costs, of which $30 million will benefit continuing operations. When we complete the sale of MHPS and the German compact construction business, we will need to align our cost structure and we will do so. We have started to take action and will continue to take action over the rest of 2016 and 2017.

We are taking action to rationalize our manufacturing footprint. Two weeks ago we announced the closure of our Crane facility in Waverly, Iowa moving production to our multi-segment, shared manufacturing facility in Oklahoma City. This will allow us to better leverage our manufacturing footprint, investment and expertise in OKC. Our AWP segment is consolidating its scissors manufacturing from three to two production locations and has closed our refurbishment facility in California. We announced the decision to close our recently acquired MP plant in Austria and move its production to our facilities in Northern Ireland. We are continuing to evaluate our manufacturing footprint and believe there are additional opportunities to better leverage our global capabilities.

Turning to slide 6, the third element of our strategy is an intense focus on execution, which we call “Execute to Win”. You have heard me talk about this on our last two earnings calls. We understand that we have to improve our execution and we will improve our execution in all our businesses around the world. “Execute to Win” is about building strong, core management processes in strategy development and deployment, commercial and operational excellence and talent management. This is a journey and the foundational pieces are in place.

Turning to slide 7 for an update on the MHPS sale. The regulatory filing and review process is proceeding, and the transaction remains on schedule to close in early 2017. From an accounting perspective, we are reporting MHPS as discontinued operations. This change removes MHPS results from our continuing operations. We are not reflecting any of the benefits of the transaction—the 25% equity interest, the Konecranes dividends and the proceeds from the sale—that that will strengthen Terex’s balance sheet. These benefits will be realized after we complete the sale. With that let me turn it over to Kevin.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, John and good morning everyone. Please turn to slide 8 and I will review our financial performance. We reported second quarter earnings per share (EPS) of $1.00, and EPS as-adjusted of $0.64 cents, in line with our expectations. We incurred pre-tax charges related to restructuring and deal activities of $40.5 million, of which $33.3 million impacts operating profit, and $7.2 million is recorded in Interest and Other. In addition, the planned business sales enabled us to release tax valuation allowances totaling $67.7 million recorded as an income tax benefit. We generated net cash from operating activities in the quarter of $113.6 million and free cash flow of $72.2 million. This is consistent with the seasonality of our business and our expectation to generate $200 to $250 million of free cash flow for the year. Backlog at the end of June was down 22%. This was driven primarily by reductions in AWP and Cranes.

Slide 9 summarizes the comparative quarterly income statement on an as-reported and as-adjusted basis. Net sales for the quarter decreased 10% compared to the prior year but, overall, was in line with our expectations. Double digit declines in AWP and Cranes were partially offset by growth in MP. Operating margin declined to 5.7%, compared to 9.4% last year, driven largely by the restructuring and deal related activities. Excluding these charges, we generated an operating margin, as-adjusted, of 8.2%. Volume reduction was the single largest driver of the as-adjusted margin decline. Reported Interest & Other remained relatively flat versus the prior year. The $6.7 million improvement on an as-adjusted basis was driven by savings achieved by retiring our convertible notes last year. Return on invested capital was 23.1%, compared to 9.9% in 2015. The increase was driven by tax benefits from the release of multiple valuation allowances in the quarter.

Slide 10 bridges the impact of our portfolio and business simplification actions, specifically moving our concrete businesses from Construction into MP, the elimination of Construction as a segment, and moving the remainder of this business into Corporate and Other and reporting MHPS as discontinued operations. Under the previous reporting structure MHPS would have absorbed $8.5 million of corporate costs in the quarter which will remain in continuing operations. We will take actions to further reduce our cost base to substantially offset that amount after the completion of the sale.

Let’s turn to slide 11 to review our guidance. Including MHPS, through the first six months, we performed in-line with our expectations. Under our previous reporting structure, we would have maintained our original EPS guidance of $1.30 to $1.60. This excludes the impact of restructuring and other unusual items. The removal of the MHPS earnings from continuing operations and the overhang of the unabsorbed corporate management costs, have an impact of approximately $0.45. As a result, our new guidance range is $0.85 cents to $1.15. This excludes the impact of restructuring and other unusual items. We maintain our outlook for free cash flow of $200-$250 million for the full year.

Slide 12 provides an update of our full year segment outlook. Our original estimate was for AWP sales to decline by approximately 15% and we maintain that view. Margins for this business are now estimated at 8.5% to 9.5%. This is driven by increased market challenges. We continue to estimate Cranes sales to be down approximately 15%, consistent with the first six months. A combination of market and pricing dynamics, product mix and execution issues are putting further pressure on margins for Cranes. Including our concrete business we now expect improved margins on flat revenue from the MP segment. We expect operating losses from Corporate and Other to improve by approximately $10 million, driven primarily by cost reduction activities. The net result of these updates is full year continuing operations sales of between $4.3 and $4.5 billion, and operating margins between 5.25% and 6.25%. With that, let me turn it back to John.

John L. Garrison, Jr. - Terex Corporation - President and Chief Executive Officer
Thank you, Kevin. I will provide an overview of our segment performance starting with AWP. Sales in the quarter were in line with our forecast, down about 14% from last year. The decline was driven by North America and South America. We partially offset the decline with higher sales in Europe and Asia Pacific. Lower volume, foreign exchange and global pricing dynamics, partially offset by SG&A and material reductions, led to the year over year margin decline. Looking ahead at the balance of 2016, we expect to generate sales consistent with our original guidance. Global pricing dynamics, geographical mix and production reductions are causing some margin compression. While the market conditions are challenging, especially in North and South America, we are encouraged by the continued traction that our new, innovative products are gaining in the market, notably our Z-60DC, SX-150 and GTH 1256 models. From a broader perspective, the most influential market dynamic impacting our AWP business is the North American replacement cycle. AWP products generally have an eight year average replacement cycle. The market declined in late 2008 and stayed very low into 2010, when it started to rebound. We are seeing the implications of that decline in our backlog and our sales with lower demand for replacement machines. We expect this trend to continue through 2017.

We model and work closely with our customers to understand what they see in the market and what they are planning. In general, our North American customers have been cautious this year, reducing their purchases to support improvements in utilization and rental rates. Their focus on rates, utilization and the replacement cycle will determine the rate of the decline in 2017. We will continue to work with our customers over the third and fourth quarters to develop a clearer picture of demand for the remainder of this year and 2017.

Moving to our Cranes business, overall the segment improved compared to Q1, but was well off its prior year performance, and well below what we expect from our global Cranes business. Our mobile Cranes business is a turn-around situation. We are taking action with the relocation of our North American manufacturing and the re-launch of our Demag line of crawler and all terrain cranes, but more is needed and there is more to come. This business will be a consistent and important contributor to our Company. As we anticipated, demand for Utilities products in North America was slower than last year. We saw margin compression driven by product mix and under-absorption in the factory as we reduced production levels. We continue to pursue opportunities outside our traditional North American market. A great example is winning an order for 500 units from a major Chinese customer in the quarter.

Turning to our MP business, MP executed well and the segment grew by 2.6% year over year and improved its profitability. The historical MP business, driven by the Powerscreen and Finlay lines of mobile crushing and screening equipment, was flat with margins consistent with last year. We are seeing some strength in aggregates, but the mining market remains weak. Our cost reduction actions, both SG&A and bill of materials, helped offset pricing pressure in these product lines.

As Kevin mentioned, we moved our Concrete business into MP and that is reflected in the performance. Concrete sales and profits were up sharply over last year. A significant headwind for the MP segment is the soft market for Fuchs machines, driven by scrap metal prices. The team is focused on expanding our distribution and moving into other material handling applications. Kieran Hegarty and his team continue to address their manufacturing footprint with the closure of the Farwell, Michigan facility in the first quarter and the closure of our Austrian facility this quarter.

In summary, in a challenging market environment we are maintaining our full year guidance while executing our new strategy. We have taken action to focus our portfolio and simplify our Company. We are on track to close the MHPS and German compact construction business sales and we are taking action to improve our cost structure. Finally, the building blocks of our Execute to Win business system are in place to consistently deliver on our commitments. With that let me turn it back over to Tom.

Thomas Gelston - Terex Corporation – Vice President, Investor Relations
Thank you, John. As a reminder, during the question and answer session, we ask for you to limit your questions to one question and a follow-up to ensure we have time to get to everyone’s question in. With that, I would like to open up the call for your questions.

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